EXHIBIT (a)(11)


                                  PRESS RELEASE

Wells Financial Corp.                         Contact:   Lonnie R. Trasamar
Wells Federal Bank                                       President and
53 First Street, S.W.                                    Chief Executive Officer
Wells, Minnesota 56097                                   (507) 553-3151

                                                         For Immediate Release
                                                         November 19, 2004

                              WELLS FINANCIAL CORP.
                    REJECTS OVERTURES BY OPPORTUNITY PARTNERS

         WELLS, MINNESOTA, November 19, 2004 - Wells Financial Corp. (the "Company") (Nasdaq National Market "WEFC") President and Chief Executive Officer, Mr. Lonnie R. Trasamar, today announced that the Company has sent a letter to Opportunity Partners advising them that, after considering their letters to the Company, the Board of Directors has unanimously reaffirmed its position that the Company is not for sale and, therefore, declined their proposal. The Board of Directors has recently reviewed its strategic options and concluded that it is in the best interests of the Company and its stockholders for the Company to pursue its long-term business plan, and the modified Dutch auction tender offer and reverse stock split. The Company's modified Dutch auction issuer tender offer for up to 150,000 shares of its common stock expires today at 5:00 p.m., New York City time.

         Wells Financial Corp. is the holding company of Wells Federal Bank, a federally chartered savings bank headquartered in Wells, Minnesota. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC").

         The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Wells Financial Corp. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.